Exhibit 99.1
Coleman Cable, Inc. Announces Launch of Exchange Offer For Its 9 7/8% Senior Notes
WAUKEGAN, Ill., Sept. 5, 2007 (PRIME NEWSWIRE) — Coleman Cable, Inc. (Nasdaq:CCIX) (“Coleman Cable”) today announced the launch of an offer to exchange the 9 7/8% Senior Notes due 2012 (the “Notes”) that it sold on April 2, 2007 for new 9 7/8% Senior Notes due 2012 (the “Exchange Notes”). The exchange offer will expire at 5:00 p.m. (New York time) on October 3, 2007, unless extended. The Exchange Notes are identical in all material respects to the existing Notes, except that the Exchange Notes have been registered with the Securities and Exchange Commission and are not subject to transfer restrictions and registration rights relating to the existing Notes. Coleman Cable sold the existing Notes that are subject to the offer to institutional investors in a private placement that was exempt from registration under the U.S. Securities Act of 1933, as amended.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. The company is located at 1530 Shields Drive, Waukegan, IL 60085.